Exhibit 4.33
STOCK REPURCHASE AGREEMENT AND RELEASE

This Agreement is dated as of December __, 2005, and is by and among CHOI CHEE MING (a/k/a FRANCIS CHOI and hereinafter referred to as “Choi”), and BAYWOOD INTERNATIONAL, INC., a Nevada corporation (“Baywood”).

Background

Choi is the record and beneficial owner of the following securities (collectively, the “Securities”) issued by Baywood: (1) 800,000 shares of Class E preferred stock, with Stated Value (therein defined) of $800,000; (2) 5,625 shares of Class F preferred stock, with Stated Value (therein defined) of $450,000; and (3) 7,301,587 shares of common stock in certificated form.  In addition to the Securities, this Agreement pertains equally to $270,294 of dividends or interest, whether payable in cash, shares of capital stock, or a combination of cash and stock, in respect of the Class E and/or Class F preferred stock (such amount is herein referred to as the “Contingent Payment Amount”).

Choi heretofore served demand upon Baywood to have the shares of Class E preferred stock be redeemed by the Company, as is provided in the instruments setting forth the terms of the Class E preferred stock.  Thereafter, the parties were in a dispute and disagreement regarding various matters, including the terms of the preferred stock.

Choi and Baywood desire to compromise amounts claimed by one or another of them, to end all relationships between them as shareholder (and/or creditor), on the one hand, and issuer (and/or debtor), on the other hand.

Agreement

In consideration of the premises and for other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Upon the execution of this Agreement by both parties, Baywood or its designee(s) shall pay Choi US$350,000 by wire transfer of immediately available funds to Choi’s bank account, using the wiring instructions set forth on Schedule A. Contemporaneous with such payment, Choi will cause the Securities and any certificates representing the Securities to be assigned, transferred, conveyed, and delivered to the Company or its assigns.  All certificates or instruments representing or evidencing the Securities shall be delivered to the Company or its assigns and shall be in suitable form for transfer by delivery, and will be accompanied by stock powers in the form of Exhibit A attached hereto, duly executed by Choi, to the extent necessary.  In the event that certificates representing any of the Securities, which are typically represented by certificates and were not otherwise dematerialized and placed in book-entry form, are unable to be located, Choi shall deliver to the Company an Affidavit of Missing Certificates in respect thereof, duly endorsed, in the form attached as Exhibit B.  The Contingent Payment Amount is no longer owed by the Company to Choi or any of his affiliates, assignees or designees under any circumstances.

2.           In addition to the payment described in Section 1, Baywood shall pay Choi US$150,000 at the earlier of such time as Baywood (i) achieves positive stockholders’ equity measured as of the last day of each fiscal quarter and as reflected on a balance sheet prepared in accordance with accounting principles generally accepted in the United States and, to the extent Baywood is at the time still an entity required to file periodic reports with the Securities and Exchange Commission (“Commission”) under the Securities Exchange Act of 1934, audited by an independent public accounting firm, or (ii) sells, in one or more related transactions, all or substantially all of its assets or Baywood shall merge with another entity and Baywood shall not be the entity that survives such merger.  The parties acknowledge that as of September 30, 2005, Baywood’s balance sheet, as included in its quarterly report on Form 10-QSB filed with the Commission, reflected a total stockholders’ deficit of $(3,388,184).  By way of example and for purposes of clarification, the parties intend that, subject to the foregoing sentences in this Section 2, in the event Baywood’s balance sheet reflects, for any reason, positive stockholders’ equity in the amount of $90,000 (without at any other time after the date hereof having had a positive stockholders’ equity), Baywood would be required to pay Choi the amount of US$90,000, thereby leaving unpaid hereunder the sum of $60,000.  If thereafter (and assuming the $90,000 had been paid) Baywood’s balance sheet reflected a positive stockholders’ equity of $150,000, Baywood would be required to pay Choi an additional $60,000, whereupon Baywood shall have performed in full all of its obligations hereunder.  If Baywood shall for any reason not be required to file periodic reports with the Commission (or if it shall for any reason fail to file such reports even though required to do so), Baywood shall deliver to Choi, not later than 45 days after the end of each fiscal quarter, a balance sheet as of the end of the prior fiscal quarter setting forth total stockholders’ equity (or deficit, as the case may be).  Any payment under this Section 2 shall be due and payable on the 60th day following (a) in the case of positive stockholders’ equity, the last day of the fiscal quarter in respect of which the payment became due and (b) in the case of the sale of all or substantially all of Baywood’s assets or a merger in which Baywood is not the survivor, the date of such sale or merger (as the case may be).  Any payment not paid when due shall bear interest on the unpaid amount at the rate of 12% per annum.  Except as provided in the immediately preceding sentence, interest shall not accrue or be or become payable in respect of any amount hereunder.

3.           Effective upon completion of the events set forth in Section 1, each party hereto fully and forever releases and discharges the other party and the other party’s affiliates from any and all claims, demands, actions, causes of action, obligations, defaults, costs, expenses, damages, losses and liabilities of whatever kind or nature whatsoever in law, equity or otherwise (whether real or contingent or known or unknown), which directly or indirectly relate to or arise under or in connection with the transfer of the Securities, the terms or provisions of any of the Securities, the ownership of the Securities, the Contingent Payment Amount, or any other matter that relates to the ownership of the Securities and the rights, privileges, duties and obligations that arise from or relate to the issuance or ownership of the Securities or any of the Securities, or which relate in any manner to the Contingent Payment Amount.  Furthermore, Choi forever releases and discharges Baywood, its stockholders, officers, directors and agents from any and all claims, demands, actions, causes of action, obligations, costs, expenses, damages, losses and liabilities of whatever kind or nature whatsoever in law, equity or otherwise, which directly or indirectly relate to or arise under or in connection with the creation of Baywood’s Series G Preferred Stock, Baywood’s Annual Meeting of Stockholders held on November 17, 2005 or any actions taken in respect of matters proposed to the stockholders at such Annual Meeting of Stockholders.  For clarification, it is the intention of the parties that, except to the limited extent set forth in Section 2 above, the parties hereto shall have no further relationship, direct or indirect, to one another with respect to, arising out of or from, or otherwise pertaining in any manner or to any extent, the Securities or the issuance or ownership thereof and that they hereby settle all matters existing between them as a consequence of the Securities or any matters related to ownership thereof.  As used in this Section 3, the term “affiliates” means and includes a party’s officers, directors, shareholders, representatives, agents, related entities, predecessors and successors.

4.           By entering into this Agreement, the parties hereto agree and understand that this is a compromise and settlement of disputed claims and that there is no implication or admission of liability or wrongdoing whatsoever by any party with respect to the issues in dispute or in respect of any of the claims.  The parties further agree and understand that by entering into this Agreement, the existence and execution of this Agreement shall not be considered, nor be offered or received into evidence or otherwise filed or lodged in any proceeding, except as may be necessary to prove the terms of this Agreement or to enforce this Agreement, nor may it be considered or deemed admissible as an admission by any party of any liability, wrongdoing, error, or violation of law.

5.           Knowing and understanding that the Company will rely on the following information as an inducement to repurchase the Securities and to determine the applicability of various securities laws and for certain other purposes, Choi hereby represents and warrants to the Company as follows:

(a)           He is the legal and beneficial holder of the Securities he is represented to own as set forth in the recitals of this Agreement and such Securities have not been pledged as security for any outstanding indebtedness or otherwise subject to any lien or encumbrance.

(b)           He has the requisite authority to execute and deliver this Agreement to the Company and to perform his obligations hereunder.  This Agreement constitutes a valid and binding obligation of Choi, enforceable against him in accordance with its terms.

6.           Miscellaneous.

(a)           Each party hereto agrees to do all acts and things and to make, execute, and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

(b)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  No party may assign or transfer his, her, or its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Baywood shall have the right to assign or delegate its right to receive any of the Securities to any individual(s) or one or more entities, subject only to the assignee’s payment of the amount set forth in Section 1.

(c)           All Schedules and Exhibits referred to in and attached to this Agreement are hereby incorporated by reference into, and made a part of, this Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing signed by the party or parties to be bound.

(d)           This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Arizona.

(e)           Each party hereto shall bear its or his own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation and preparation of and the closing under this Agreement, and all matters incident thereto.  In the event of any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover reasonable attorneys' fees incurred in connection with any court proceedings.

(f)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.  Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement. Signatures may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

(g)           Each of the parties to this Agreement acknowledges and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach of the provisions of this Agreement by any other party, then in addition to any remedies at law, each other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(h)           Each party hereto acknowledges that it was represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement and that such party and his or its counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or any Exhibits or Schedules hereto or thereto.

(i)           The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.   Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties.

[This space intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

CHOI CHEE MING (a/k/a FRANCIS CHOI)

BAYWOOD INTERNATIONAL, INC.

Neil Reithinger,
President & C.E.O.

[Signature page to Stock Repurchase Agreement and Release]

Exhibit A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers __________ shares of the capital stock of BAYWOOD INTERNATIONAL, INC., a Nevada corporation (the “Company”), to the Company or its assigns, which shares are represented by Certificates No. _____, standing in the name of the undersigned on the books of the Company.  The undersigned hereby irrevocably constitutes and appoints Neil Reithinger as its attorney-in-fact to transfer said capital stock on the books of the Company with full power of substitution in the premises.

Dated:  December __, 2005

CHOI CHEE MING (a/k/a FRANCIS CHOI)

Exhibit B

AFFIDAVIT OF MISSING STOCK CERTIFICATES

1.           I am an adult resident of the Hong Kong, China and am competent to testify as to the matter stated herein.

2.           I am the owner, either of record or beneficially or both, of the Securities issued by Baywood International, Inc., a Nevada corporation (the “Corporation”), which Securities are described in more detail in that certain Stock Repurchase Agreement and Release dated December __, 2005, between the undersigned and the Corporation (the “Agreement”).  The Securities include shares of the Corporation’s common stock represented by Certificate No. __, Class “E” preferred stock represented by Certificate No. ___, and Class “F” preferred stock represented by Certificate No. __.  Certain of the Securities may or may not be represented by a stock certificate, but the undersigned has been unable to locate any such stock certificate (and such stock certificates as have been issued in respect of the Securities and specifically identified above are collectively referred to herein as the “Certificates”).

3.           I have not endorsed any of the Certificates and no person has been empowered to endorse any Certificate.  Neither any of the Certificates nor any of my rights thereunder have, in whole or in part, been assigned, transferred, hypothecated, pledged or otherwise disposed of, and I am entitled to the full and exclusive possession of the Certificates.

4.           Each Certificate, assuming that it was issued by the Corporation, was either lost, destroyed, stolen, or misplaced among my personal papers and effects, and a diligent search has failed to reveal the missing Certificates.

5.           For the purpose of correcting the stock transfer records of the Corporation with respect to the cancellation of the Certificates in order to transfer Securities pursuant to the Agreement, I agree to surrender immediately to the Corporation the missing Certificate or Certificates should it or they hereafter be located and to indemnify the Corporation for any losses it may sustain as a result of the transfer of the shares represented by the Certificates pursuant to the Agreement, if and only if the Corporation establishes that any of the Certificates were heretofore issued and duly delivered to the undersigned.

Intending to be legally bound, I have executed this Affadavit on the date set forth below.

Dated: December                                           , 2005

CHOI CHEE MING (a/k/a FRANCIS CHOI)

Schedule A

Beneficiary Bank : Hang Seng Bank Ltd
Beneficiary Bank Address : Kwun Tong Branch, 70 Yu Man Square, Kwun Tong,
Kowloon, Hong Kong
Beneficiary Name : Choi Chee Ming
Account No. : 024-269-085338-888